Exhibit 2 (B)

TENDER AND VOTING AGREEMENT

BY AND AMONG

THE SHAREHOLDER OF DIALYSIS CORPORATION OF AMERICA

SET FORTH ON THE SIGNATURE PAGE HERETO

DIALYSIS CORPORATION OF AMERICA

U.S. RENAL CARE, INC.

AND

URCHIN MERGER SUB, INC.

DATED AS OF

April 13, 2010

TABLE OF CONTENTS

PAGE

ARTICLE 1	TENDER OF SHARES	1

1.01	Tender of Shares	1

ARTICLE 2	VOTING AND RESTRICTIONS ON TRANSFER	2

2.01	Voting Agreement	2

2.02	Irrevocable Proxy	2

2.03	Restrictions on Transfer	3

2.04	Inconsistent Agreements	3

2.05	Adjustments	3

ARTICLE 3	NO SOLICITATION	4

3.01	No Solicitation	4

3.02	Notification	4

ARTICLE 4	REPRESENTATIONS AND COVENANTS	4

4.01	Representations and Warranties of Shareholder	4

4.02	Covenants of Shareholder	6

4.03	Representations and Warranties of the Company	6

4.04	Representations and Warranties of Parent and Purchaser	7

ARTICLE 5	DEFINITIONS	8

5.01	Certain Definitions	8

ARTICLE 6	MISCELLANEOUS	9

6.01	Termination	9

6.02	Expenses	9

6.03	Further Assurances	9

6.04	Publicity	9

6.05	Enforcement of the Agreement	9

6.06	Survival	10

6.07	Amendments and Waivers	10

6.08	Entire Agreement	10

6.09	Governing Law; Exclusive Jurisdiction	10

6.10	Waiver of Jury Trial	11

6.11	Headings	11

6.12	Notices	11

6.13	Counterparts; Effectiveness	12

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TABLE OF CONTENTS
(continued)

PAGE

6.14	Assignment	12

6.15	Severability	13

6.16	Cumulative	13

6.17	Interpretation; Rules of Construction	13

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THIS TENDER AND VOTING AGREEMENT, dated as of April 13, 2010 (this “Agreement”), is made and entered into by and among U.S. Renal Care, Inc., a Delaware corporation (“Parent”), Urchin Merger Sub, Inc. a Florida corporation and a wholly owned subsidiary of Parent (“Purchaser”), Dialysis Corporation of America, a Florida corporation (the “Company”), and the shareholder of the Company set forth on the signature page hereto (“Shareholder”).

WHEREAS, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) and record owner of the number of shares of the Company’s $0.01 par value common stock (“Company Common Stock”) (all such shares of Company Common Stock being hereinafter referred to as the “Shares”), and holds stock options (the “Options”) to acquire the number of shares of Company Common Stock, in each case, as set forth on Annex A; and

WHEREAS, concurrently with the execution and delivery hereof, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer, subject to the terms and conditions set forth therein (the “Offer”), for all of the issued and outstanding shares of Company Common Stock and that, upon the terms and subject to the conditions therein, Purchaser will merge (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have requested that Shareholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1
TENDER OF SHARES

1.01 Tender of Shares.  Shareholder shall validly tender (or cause the record owner of such Shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the tenth (10th) day after commencement of the Offer, all of the Shares.  Shareholder agrees that once the Shares are tendered into the Offer, Shareholder will not withdraw any Shares from the Offer unless and until the earlier of (a) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (b) this Agreement shall have been terminated in accordance with Section 6.01.  In the event, notwithstanding the provisions of the first sentence of this Section 1.01, any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement.  Shareholder acknowledges that Purchaser’s obligation to accept for payment and pay for any Shares in the Offer is subject to all the terms and conditions of the Offer and the Merger Agreement.

ARTICLE 2
VOTING AND RESTRICTIONS ON TRANSFER

2.01 Voting Agreement.  Shareholder, by this Agreement, does hereby constitute and appoint Parent and Purchaser, or any nominee thereof, with full power of substitution and resubstitution, during and for the term of this Agreement, as Shareholder’s true and lawful attorney-in-fact and proxy for and in Shareholder’s name, place and stead, to vote (or to instruct nominees or record holders to vote) all the Shares that Shareholder owns beneficially or of record at the time of such vote, at any annual, special or adjourned or postponed meeting of the shareholders of the Company (and this appointment will include the right to sign on behalf of Shareholder as Shareholder’s attorney in fact to any consent, certificate or other document relating to the Company that Laws of the State of Florida may require or permit) (a) in favor of approval of the Merger Agreement and the Merger, (b) against the approval or adoption of (i) any Alternative Transaction, without regard to the terms of such Alternative Transaction, or any other transaction, proposal, agreement or action made in opposition to the approval of the Merger Agreement or in competition or inconsistent with the Offer or the Merger and the other transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement that is intended, or could reasonably be expected, or the effect of which could reasonably be expected, to result in a breach in any respect of any covenant, agreement, representation, warranty or any other obligation of the Company under the Merger Agreement or of Shareholder under this Agreement and (iii) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (not including an Alternative Transaction)): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or one of its Subsidiaries, or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or its Subsidiaries; (C) (1) any change in a majority of the persons who constitute the Company Board as of the date hereof, except for changes requested or expressly permitted by Parent or Purchaser; (2) any change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or bylaws, as amended to date; (3) any other material change in the Company’s corporate structure or business; or (4) any other action that, in the case of each of the matters referred to in clauses (C)(1), (2) and (3) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage, or adversely affect the Offer, the Merger or the other transactions contemplated by this Agreement and the Merger Agreement, and (c) in favor of any other matters necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

2.02 Irrevocable Proxy.  Shareholder hereby affirms that this proxy and power of attorney as set forth in Section 2.01 are irrevocable and coupled with an interest sufficient to support an irrevocable proxy under applicable Law.  Shareholder hereby further affirms that the irrevocable proxy set forth in Section 2.01 is given in connection with, and granted in consideration of and as an inducement to, Parent and Purchaser entering into the Merger Agreement and such proxy is given to secure the performance of the duties of Shareholder under this Agreement.  Shareholder represents and warrants that any proxies or power of attorneys heretofore given in respect of Shareholder’s Shares that may still be in effect are not irrevocable and Shareholder hereby revokes all and any other proxies and power of attorneys with respect to the Shares that Shareholder may have heretofore made or granted.  If for any reason the proxy granted herein is found by a Court of competent jurisdiction to not be irrevocable, then Shareholder agrees to vote the Shares in accordance with Section 2.01 above as instructed by Parent or Purchaser in writing.  The parties agree that the foregoing is a voting agreement. For Shares as to which Shareholder is the beneficial but not the record owner, Shareholder shall take all necessary actions to cause any record owner of such Shares to grant to Parent or Purchaser an irrevocable proxy to the same effect as that contained herein.

2.03 Restrictions on Transfer.

(a) During the term of this Agreement, except as otherwise provided herein, Shareholder will not (i) tender into any tender or exchange offer (other than the Offer) or otherwise Transfer  any of the Shares, (ii) acquire any shares of Company Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 2.05(a)(i)), including, by exercising any of the Covered Shares (unless specifically requested by or agreed to by Parent or Purchaser in writing prior to such acquisition or exercise), (iii) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with any Person with respect to the Shares or grant any proxy or power of attorney (whether or not revocable) with respect to the Shares to any Person, (iv) enter into any Contract, option or other arrangement or undertaking with respect to the Transfer of any interest, in or the voting of, any shares of Company Common Stock or any other securities of the Company, (v) commit any act that could restrict or affect Shareholder’s legal power, authority or right to vote any or all of the Shares then owned of record or beneficially by Shareholder or otherwise prevent or disable Shareholder from performing any of Shareholder’s obligations under this Agreement, or (vi) discuss, negotiate, make an offer or enter into a Contract, commitment or other arrangement with respect to any of the matter in clauses (i) through (v) above.

(b) Shareholder understands and agrees that if Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Shareholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue (A) book entry shares or (B) a new certificate representing any of the Shares or (iii) record such vote unless and until Shareholder shall have complied in all respects with the terms of this Agreement.

(c) Shareholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that Shareholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) with respect to any shares of Company Common Stock or any other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Offer or the Merger Agreement.

2.04 Inconsistent Agreements.  Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares.

2.05 Adjustments.

(a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing Shareholder’s ownership of the Shares or other Company securities or (ii) Shareholder becomes the beneficial or record owner of any additional shares of Company Common Stock or other securities of the Company during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 6.01, then the terms of this Agreement will apply to the shares of capital stock held by the Shareholder immediately following the effectiveness of the events described in clause (i) or Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

(b) Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any new shares of Company Common Stock or other securities of the Company acquired by Shareholder, if any, after the date hereof.

ARTICLE 3
NO SOLICITATION

3.01 No Solicitation.  Prior to the termination of this Agreement, Shareholder in his capacity as a shareholder of the Company will not, and shall cause Shareholder’s Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, propose, induce, facilitate (including by way of providing information) or take any other action to facilitate the making, submission or announcement of any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction, (b) furnish any information regarding the Company or any of the Company Subsidiaries to any Person in connection with or in response to any Alternative Proposal or Alternative Transaction, (c) conduct, engage in or participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction; provided, however, that nothing in this Section 3.01(c) shall prevent Shareholder, in his or her capacity solely as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 5.3 of the Merger Agreement., or (d) enter into any agreement regarding any Alternative Proposal or Alternative Transaction.

3.02 Notification.  Shareholder shall, and shall cause Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Persons that may have been conducted heretofore with respect to an Alternative Transaction.  From and after the date hereof until the later of the Effective Time and the termination of the Agreement, Shareholder shall immediately advise Parent orally (and in any event within 24 hours) and as promptly as practicable in writing of: (a) any Alternative Proposal or Alternative Transaction, (b) the receipt of any request for non-public information related to the Company or its Subsidiaries, and (c) the receipt of any request for information or any inquiries or proposals (whether or not written) relating to an Alternative Transaction, including in each case the identity of the Person making any such Alternative Proposal or Alternative Transaction or indication or inquiry and the material terms of any such Alternative Proposal or Alternative Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).  Shareholder shall keep Parent informed on a current basis of the status and terms of any such Alternative Proposal or Alternative Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations.

ARTICLE 4
REPRESENTATIONS AND COVENANTS

4.01 Representations and Warranties of Shareholder.  Shareholder represents and warrants to Parent, Purchaser and the Company, as of the date hereof and for so long as this Agreement remains in effect, as follows:

(a) Shareholder is the beneficial owner of, and has good title to, the Shares and the Covered Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction or limitation (each, a “Lien”) (including any restriction on the right to vote or Transfer any of the Shares), except as may be provided for in this Agreement.

(b) Other than the Covered Shares, the Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of the Company beneficially owned, directly or indirectly, by Shareholder (excluding any securities beneficially owned by any of Shareholder’s Affiliates or “associates” (as such term is defined in Rule 12b-2 under the Exchange Act, which definition will apply for all purposes of this Agreement) as to which Shareholder does not have voting or investment power).

(c) Except for the Shares and the Covered Shares, Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is Shareholder subject to any Contract or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates Shareholder to vote, acquire or dispose of any securities of the Company.  Shareholder holds exclusive power to vote the Shares and (other than as set forth in Section 2.01) has not granted a proxy to any other Person to vote the Shares.

(d) Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement.

(e) This Agreement has been duly executed and delivered by Shareholder and, assuming due authorization, execution and delivery of this Agreement by the Company, Parent and Purchaser, is Shareholder’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(f) The execution, delivery and performance of this Agreement does not and will not, (i) require any consent or approval under any Law, Permit or Contract, or (ii) violate any other Contract to which Shareholder or any of its Affiliates is a party including, any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(g) Neither the execution and delivery of this Agreement nor the performance by Shareholder of Shareholder’s respective obligations hereunder will violate any Law applicable to Shareholder.

(h) All Contracts, transfers of assets or liabilities or other commitments, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and Shareholder or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, that (i) are currently pending or in effect or (ii) involve continuing liabilities, obligations or indemnification obligations that, individually or in the aggregate, have been, are or will be material to the Company or any of its Subsidiaries taken as a whole, have been disclosed in the Company SEC Documents prior to the date hereof.

(i) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of Shareholder that is or will be payable by the Company or any of its Subsidiaries (other than as disclosed in Section 3.24 of the Merger Agreement).

(j) Shareholder agrees that it is a sophisticated party with respect to the Shares and the Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has independently and without reliance upon either Purchaser or Parent and based on such information as Shareholder has deemed appropriate, made his own analysis and decision to enter into this Agreement.  Shareholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

(k) Shareholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement and the representations, warranties and covenants contained herein.

4.02 Covenants of Shareholder.  Shareholder hereby:

(a) agrees, prior to the termination of this Agreement pursuant to Section 6.01, not to take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any and all respects or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under or contemplated by this Agreement;

(b) agrees that if Shareholder is an individual, Shareholder shall cause his spouse or registered domestic partner, as applicable, to execute and deliver a separate consent and agreement in the form attached as Exhibit A hereto;

(c) agrees to exercise any of the Options upon the request of Parent or Purchaser on or before the Business Day following such request unless otherwise specified by Parent or Purchaser in writing, provided that Shareholder shall be required to exercise any Option only to the extent that such Option, by the terms of the applicable Company Stock Plan and agreement for such Option, is exercisable on a cashless basis;

(d) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent with respect to the Merger that Shareholder may have now or at any time with respect to the Shares;

(e) shall and does hereby authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such Shares)[; and]

(f) agrees that, upon request of Parent or Purchaser, Shareholder shall execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions of this Agreement[; and]

(g) [agrees (i) that all of his Options shall be treated in accordance with the terms of the Merger Agreement, including Section 2.6 of the Merger Agreement, and (ii) to irrevocably waive any and all rights and interests granted to him under the Non-Qualified Stock Option Certificate, the Company Stock Plans or otherwise as a result of a “Change in Control” or “Acquiring Person” (as such terms are defined in the Company Stock Plans), including all rights related to redeeming, keeping and holding the Options upon the occurrence of a Change in Control or otherwise.] [Bracketed language used for Thomas P. Carey and Andrew J. Jeanneret]

4.03 Representations and Warranties of the Company.  The Company represents and warrants to Parent and Purchaser, as of the date hereof and for so long as this Agreement remains in effect, as follows:

(a) The Company is a corporation duly incorporated, validly existing and in active status under the Laws of the State of Florida.  The Company has the requisite power and authority and possesses all Permits, easements, consents, waivers and Orders to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so duly licensed or qualified to business or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly, validly and unanimously approved by the Company Board.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Shareholder, Parent and Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(c) None of (i) the execution, delivery or performance of this Agreement, (ii) the compliance by the Company with the provisions of this Agreement or (iii) the consummation of the transactions contemplated by this Agreement, will, directly or indirectly, (with or without notice or lapse of time, or both) (A) contravene, conflict with, or result in any violation or breach of (1) any provision of the Company Articles or Company Bylaws or comparable governing documents of the Company Subsidiaries, or (2) any resolution adopted by the Company’s shareholders, the Company Board, or any committee of the Company Board, (B) (1) give any Governmental Entity or other Person the right to challenge the Offer, the Merger or any of the transactions contemplated by this Agreement, (2) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (3) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party, or by which any of them or any of their respective properties or assets is bound, except, with respect solely to clause (B)(3), for such Contracts, properties, rights or assets that would not be material to the Company or any Company Subsidiary.

(d) The Company has taken all necessary corporate or other action (including approval by the Company Board) to render inapplicable to this Agreement and the transactions contemplated hereby, any anti-takeover statute or regulation, including any affiliate transaction or control share acquisition, in each case under the Florida Business Corporation Act, including Sections 607.0901 and 607.0902 of the Florida Business Corporation Act, or other applicable Laws of the State of Florida.

4.04 Representations and Warranties of Parent and Purchaser.  Parent and Purchaser represent and warrant to Shareholder, as of the date hereof and for so long as this Agreement remains in effect, as follows:

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

(c) Each of Parent and Purchaser has duly authorized, executed and delivered this Agreement.  Assuming this Agreement constitutes a valid and binding agreement of Shareholder and the Company, this Agreement constitutes a valid and legally binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affected or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or law.

ARTICLE 5
DEFINITIONS

5.01 Certain Definitions.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Agreement” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Recitals.

“Constructive Sale” means with respect to any security a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

“Covered Shares” means, other than the Shares, any shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock, including the Options, or other voting capital stock of the Company, in each case, that the Shareholder acquires beneficial ownership of on or after the date hereof.

“Exchange Act” has the meaning set forth in Recitals.

“Lien” has the meaning set forth in Section 4.01(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Offer” has the meaning set forth in the Recitals.

“Options” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Purchaser” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Shareholder” has the meaning set forth in the Preamble.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 6
MISCELLANEOUS

6.01 Termination.  This Agreement will terminate (a) upon the purchase of all the Shares pursuant to the Offer in accordance with Section 1.01, (b) on the earlier to occur of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms, or (c) by the mutual consent of Shareholder, the Company and Parent.  Notwithstanding the preceding sentence, this Article 6 shall survive any termination of this Agreement.  Nothing in this Article 6 shall relieve or otherwise limit any party of liability for any knowing and intentional breach of this Agreement.

6.02 Expenses.  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

6.03 Further Assurances.  Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

6.04 Publicity.  Shareholder shall consult with Parent and the Company before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement before such consultation, except as may be required by Law or applicable stock exchange rules.

6.05 Enforcement of the Agreement.  Parent, Purchaser, Shareholder and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by Shareholder or the Company.  The parties hereby agree that Parent and Purchaser shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and to enforce compliance with those covenants of Shareholder and the Company.  In connection with any request for specific performance or equitable relief by Parent and Purchaser, Shareholder and the Company hereby waive any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to Parent and Purchaser. The parties further agree that (a) by seeking the remedies provided for in this Section 6.05, Parent shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.05 are not available or otherwise are not granted, and (b) nothing contained in this Section 6.05 shall require the Parent or Purchaser to institute any proceeding for (or limit the Parent’s right to institute any proceeding for) specific performance under this Section 6.05 before exercising any termination right under Article 6 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 6.05 or anything contained in this Section 6.05 restrict or limit the Parent’s or Purchaser’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.  Shareholder and the Company acknowledge and agree that neither Shareholder nor the Company shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach of this Agreement by Parent or Purchaser, to enforce compliance with any covenants of Parent or Purchaser, or otherwise.  Notwithstanding Section 6.02, Shareholder, on the one hand, or Parent or Purchaser, on the other hand, will pay all fees, costs and expenses (including legal expenses) incurred by such other party in connection with matters related to the successful enforcement of such party’s obligations under this Agreement as set forth in this Section 6.05.

6.06 Survival.  All of Shareholder’s representations and warranties contained herein will survive for twelve (12) months after the termination hereof.  The covenants and agreements made herein will survive in accordance with their respective terms.

6.07 Amendments and Waivers.  Any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law or require submission or resubmission of the Merger Agreement to the shareholders of the Company.

6.08 Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements among the parties with respect to such matters.

6.09 Governing Law; Exclusive Jurisdiction.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW).  THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.  EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) Shareholder irrevocably and unconditionally confirms and agrees that it has (i) taken all necessary action to appoint an maintain an agent in the State of Delaware as Shareholder’s agent for acceptance of legal process, and (ii) notified Parent and Purchaser of the name and address of such agent.  Shareholder agrees that to the fullest extent permitted by Law, service of process may be made on Shareholder by prepaid certified mail to its address set forth in Section 6.12, and that, to the fullest extent permitted by applicable Law, service made pursuant to this Section 6.09(b) shall have the same legal force and effect as if served upon Shareholder personally within the State of Delaware.  For purposes of implementing Shareholder’s agreement to appoint and maintain an agent for service of process in the State of Delaware, Shareholder does hereby appoint The Corporation Trust Company as such agent.

6.10 Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.11 Headings.  The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

6.12 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

If to Shareholder, to

_______________________________
Attention:  ______________________
Telecopier No.:  __________________

If to the Company, to:

Dialysis Corporation of America
1302 Concourse Drive
Suite 204
Linthicum, Maryland
Attention:  General Counsel
Telecopier No.:  (410) 694-0596

With a copy to:

Arent Fox LLP
1675 Broadway
New York, New York  10019
Attention:  Michael S. Blass, Esq.
Telecopier No.:  (212) 484-3990

If to Parent or Purchaser, to:

U.S. Renal Care, Inc.
2400 Dallas Parkway
Suite 350
Plan, Texas 75093
Attention: General Counsel
Telecopier No.: (214) 736-2701

With a copy to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: James R. Griffin, Esq.
Telecopier No.: (214) 855-8200

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

6.13 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

6.14 Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time.  Any assignment in violation of the foregoing shall be null and void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

6.15 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.16 Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by Parent or Purchaser will not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Purchaser.

6.17 Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” shall not be exclusive, (c) the words “hereof,” “herein,” “hereunder,” “hereto” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $ shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP.  All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes (provided that, in the case of Contracts that are the subject of representations and warranties set forth herein, copies of all amendments, modifications, waivers, consents or supplements have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made).  The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

DIALYSIS CORPORATION OF AMERICA

By:
Name: Stephen W. Everett
Title:   President and Chief Executive Officer

U.S. RENAL CARE, INC.

By:
Name: J. Christopher Brengard
Title:   Chief Executive Officer

URCHIN MERGER SUB, INC.

By:
Name: J. Christopher Brengard
Title:   President

SHAREHOLDER

By:
Name:
Title:

EXHIBIT A

FORM OF SPOUSAL CONSENT

Dated April [—], 2010

Reference is hereby made to that certain Tender and Voting Agreement (the “Agreement”) dated as of April 13, 2010 by and among Parent, Purchaser, the Company and Shareholder (as hereinafter defined).  Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement.

This Spousal Consent is being delivered pursuant to Section 4.02(b) of the Agreement, a copy of which has been provided to the undersigned (“Spouse”).  Spouse, as the spouse or registered domestic partner of ______________________ (“Shareholder”), consents to all of the provisions of the Agreement and to the extent that Spouse may lawfully do so, Spouse confirms that Shareholder may act alone with respect to all matters in connection with the Agreement.  Spouse also confirms that Shareholder may enter into agreements pursuant to the Agreement and consent to and execute amendments thereof, without further signature or consent of, or notice to, Spouse.  Spouse further agrees that he/she will not take any action to oppose or otherwise hinder the operation of the provisions of the Agreement and the transactions contemplated by the Agreement.

To the extent of any property interest that Spouse may have in Shareholder’s Shares or Covered Shares, Spouse consents to be bound by the terms of the Agreement.

Name of Spouse:

ANNEX A

NUMBER OF SHARES	NUMBER OF OPTIONS